Exhibit 99.1

News Release

For Further Information:
Linda McDougall, Media Relations, 816-932-7542
Mark Barnett, Investor Relations, 816-701-4443

H&R BLOCK RESPONDS TO TEXAS JUDGE RULING

FOR RELEASE NOV. 6, 2002

     KANSAS CITY, Mo. - H&R Block Inc. (NYSE: HRB) this evening stated it was shocked at a Texas state court judge’s letter announcing his pretrial ruling in the case Ronnie and Nancy Haese, et al., v. H&R Block Inc. et al., and believes it is contrary to Texas law. The company is evaluating all of its options, including an immediate appeal.

In the six-year-old case, plaintiffs have claimed that H&R Block had a fiduciary duty to its customers and breached that duty by failing to disclose from 1992 to 1996 a license fee paid by the lending bank to Block for patent and trademark rights, marketing and technology costs, and administrative expenses relating to refund anticipation loans. Total license fees received by Block’s company-owned offices during this time period were $3.5 million

     In a letter to plaintiffs’ and defendants’ attorneys, the judge stated that he will favorably rule on plaintiffs’ motion for partial summary judgment that Block did have a fiduciary duty as well as grant plaintiffs’ motion for forfeiture of fees totaling $74.9 million.

     “Finding there’s a fiduciary duty at all is contrary to Texas law,” said James H. Ingraham, H&R Block’s general counsel. “There’s never been a Texas case holding as a matter of law that there is a fiduciary relationship between tax return preparers and their clients. Further, no other court in the country has held that there is a fiduciary relationship as a matter of law between Block and its clients. Courts in Illinois, Missouri, New York, Georgia and Louisiana have specifically held in similar fact situations that there is no fiduciary relationship between Block’s tax preparers and their clients.”

     Despite the fact that the license fees received by the company during the 1992 to 1996 period totaled only $3.5 million, the judge indicated that Block should also forfeit separate fees charged for tax preparation and electronic filing. However, the company stated there was no legal precedent for such a forfeiture award. In addition to license fees, the $74.9 million amount includes all tax preparation and e-filing revenues received from class members by H&R Block and its major franchisee during the applicable time period.

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H&R Block — page 2

     Absent an immediate appeal, the case could next move to a jury trial to consider punitive damages. For plaintiffs to recover punitive damages, they must prove malice or fraud. Under Texas law, punitive damages awarded against a defendant may not exceed an amount equal to the greater of (a) $200,000 or (b) two times the amount of economic damages, plus an amount equal to any non-economic damages found by the jury, not to exceed $750,000. Non-economic damages have not been claimed in this case, and the company contends not only that the forfeiture does not constitute economic damages but further that the class members experienced no economic damages. However, plaintiffs’ claim that Block has violated the commercial bribery statute, would, if proven, eliminate the statutory cap on punitive damages.

     The information contained in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information, expectations, estimates and projections regarding the Company, the industries and markets in which the Company operates, and management’s assumptions and beliefs relating thereto. These statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, risks described from time to time in reports and registration statements filed by the Company and its subsidiaries with the Securities and Exchange Commission (“SEC”). Readers should take these factors and risks into account in evaluating any such forward-looking statements.

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